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Exhibit 5.2

Biography of Executive Officer

Robert Evelyn joined NEON as its Senior Vice President of Strategy and Solutions on December 13, 2004 in connection with NEON's acquisition of ClientSoft, Inc., a Miami-based mainframe web services integration company. Mr. Evelyn previously served as ClientSoft's Chief Operations Officer and Senior Vice President of Strategy. Prior to joining ClientSoft, Evelyn was President of TOC Global Communications, a Miami-based wireless technology service provider. While with TOC, he was a key architect and instrumental in combining open-based wireless technologies to deliver easy-to-use competitive solutions.

Evelyn was also employed with IBM. At IBM, he was involved in various engineering and field implementation projects for 13 years. During his last five years at IBM, he was involved in the development of mobile and wireless technology and solutions.

Evelyn has a BS in Management Information Systems from Barry College in Miami, Florida.

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  Exhibit 5.2